UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 21, 2015
Date of Report (Date of earliest event reported)
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NewStar Financial, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-33211 (Commission File Number)	54-2157878 (IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116
(Address of principal executive offices) (Zip Code)

(617) 848-2500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02        Unregistered Sale of Equity Securities
On January 23, 2015, the Company completed its sale of Warrants to purchase 2.5 million shares of the Company’s common stock to the Investors pursuant to the terms of the Investment Agreement. Each of the foregoing capitalized terms are defined in Item 5.07 below.
Item 5.07        Submission of Matters to a Vote of Security Holders.
A Special Meeting of Shareholders for NewStar Financial, Inc. (the “Company”) was held on January 21, 2015 (the “Meeting”) in connection with the investment agreement (the “Investment Agreement”), dated as of November 4, 2014, entered into between the Company and three investment funds (the “Investors”), which provides for the Investors to purchase from the Company $300 million principal amount of subordinated notes and warrants (the “Warrants”) to purchase 12 million shares of Company common stock.
At the Meeting, the following proposals were submitted to a vote of the holders of the Company’s common stock, each of which is described in detail in the definitive proxy statement filed by the Company with the Securities and Exchange Commission on December 19, 2014. For each of the following proposals, a quorum was present for the purpose of the vote, and a summary of the voting results for each proposal is as following:
Proposal 1: To approve the issuance of warrants to purchase 2,500,000 shares of common stock to the investors.

Votes For	Votes Against	Abstentions
32,872,453	385,094	6,838

Proposal 2: To approve eliminating certain exercise restrictions contained in the Warrants to purchase 9,500,000 shares of common stock that were issued to the investors.

Votes For	Votes Against	Abstentions
32,961,584	295,355	7,446
Proposal 3: To approve the adjournment of the Meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the meeting to approve Proposals 1 and 2.
Because there were sufficient votes to approve Proposal 1 and Proposal 2, Proposal 3 was not submitted to the Company’s stockholders for approval at the Meeting.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: January 23, 2015	By:/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer